As filed with the Securities and Exchange Commission on June 1, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
COOPER TIRE & RUBBER COMPANY
(Exact name of registrant as specified in its charter)

Delaware	34-4297750

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Lima Avenue Findlay, Ohio	45840

(Address of Principal Executive Offices)	(Zip Code)
Cooper Tire & Rubber Company 2010 Incentive Compensation Plan
(Full title of the plan)
James E. Kline, Esq.
Vice President, General Counsel and Secretary
Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, Ohio 45840
(Name and address of agent for service)
(419) 423-1321
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price (2)	registration Fee
Common Stock, $1.00 par value per share	4,968,798	$17.77	$88,295,540	$6,295

(1)	This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Cooper Tire & Rubber Company Common Stock, $1.00 par value per share, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock, $1.00 par value per share, on the New York Stock Exchange on May 25, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information concerning the Cooper Tire & Rubber Company 2010 Incentive Compensation Plan specified in Part I will be sent or given to plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
     1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 2, 2010 (File No. 001-04329).
     2. The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 5, 2010.
     3. The Registrant’s Notice of Annual Meeting and Proxy Statement, filed March 24, 2010.
     4. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009 (File No. 001-04329).
     5. The description of the Registrant’s Common Stock set forth in the registration statement filed with the SEC under Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating the description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     James E. Kline, Esq., Vice President, General Counsel and Secretary of Cooper Tire & Rubber Company, whose legal opinion is attached hereto as Exhibit 5.1, beneficially owned an aggregate of 15,105 shares of Cooper Tire & Rubber Company Common Stock as of May 28, 2010, of which 14,555 are stock options exercisable within 60 days of May 28, 2010.

Item 6. Indemnification of Directors and Officers
     Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification of directors, officers, and employees of Delaware corporations. Article Tenth of the Registrant’s restated certificate of incorporation, as amended, limits the liability of directors of the Registrant for breach of duty to the fullest extent permitted by Delaware law, but does not eliminate or limit the liability of a director for any act or omission occurring prior to the effectiveness of such provision. Article VII of the Registrant’s bylaws, as amended, (i) authorizes the indemnification of directors and officers (the “Indemnitees”) under specified circumstances to the fullest extent authorized by the General Corporation Law of the State of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, and (iii) authorizes the Registrant to maintain certain policies of insurance to protect itself and any of its directors, officers, or employees. The Registrant currently maintains policies of insurance under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.
     The Registrant has also entered into indemnification agreements with each of its current directors and certain of its executive officers (the “Indemnified Person”). Generally, each indemnification agreement provides that the Registrant will indemnify the Indemnified Person to the fullest extent permitted or required by Delaware law. An Indemnified Person is not entitled to indemnification for any claim initiated by the Indemnified Person against the Registrant or any Registrant director or officer unless the Registrant has joined in or consented to such claim. The Registrant will advance certain expenses to an Indemnified Person prior to the final disposition of certain claims against the Indemnified Person only if the Indemnified Person executes and delivers to the Registrant an undertaking to repay any advanced amounts if he or she is ultimately determined to be not entitled to indemnification under the Indemnification Agreement. In certain situations, an Indemnified Person will be required to meet certain statutory standards of conduct in order to be indemnified by the Registrant under the indemnification agreement. Pursuant to the indemnification agreements, the Registrant has agreed to refrain from amending its restated certificate of incorporation, as amended, or bylaws, as amended, to diminish the Indemnified Persons’ rights to indemnification provided by the Indemnification Agreements or other indemnity provisions. The Registrant has also agreed to use commercially reasonable efforts to maintain a minimum level of directors’ and officers’ liability insurance coverage for the Indemnified Persons.
     The above discussion of the General Corporation Law of the State of Delaware, the Registrant’s restated certificate of incorporation, as amended, and bylaws, as amended, and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, certificate of incorporation, bylaws and indemnification agreements.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.

Exhibit	Exhibit
Number	Description
3.1	Restated Certificate of Incorporation of Cooper Tire & Rubber Company, as amended following an amendment filed May 4, 2010 with the Secretary of State of Delaware (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-04329) filed on May 5, 2010)

3.2	Bylaws of Cooper Tire & Rubber Company, as amended May 4, 2010 (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 10-Q (Commission No. 001-04329) filed on May 5, 2010)

5.1*	Opinion of James E. Kline, Esq., Vice President, General Counsel and Secretary, of the Registrant as to the common stock being registered

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of James E. Kline, Esq. Vice President, General Counsel and Secretary, of the Registrant (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Filed herewith.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, State of Ohio, on June 1, 2010.

COOPER TIRE & RUBBER COMPANY
By:	/s/ James E. Kline
	Name:	James E. Kline, Esq.
	Title:	Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated

Signature	Title
	Chairman of the Board, President, Chief	June 1, 2010
Executive Officer and Director
/s/ Roy V. Armes	(Principal Executive Officer)
Roy V. Armes

	Vice President and Chief Financial Officer	June 1, 2010
/s/ Bradley E. Hughes	(Principal Financial Officer)
Bradley E. Hughes

	Director of External Reporting	June 1, 2010
/s/ Robert W. Huber	(Principal Accounting Officer)
Robert W. Huber

*	Director	June 1, 2010
Laurie J. Breininger

*	Director	June 1, 2010
Thomas P. Capo

*	Director	June 1, 2010
Steven M. Chapman

*	Director	June 1, 2010
John J. Holland

*	Director	June 1, 2010
John F. Meier

*	Director	June 1, 2010
John H. Shuey

*	Director	June 1, 2010
Richard L. Wambold

*	Director	June 1, 2010
Robert D. Welding

*	The undersigned, by signing his name hereto, does sign and execute this registration statement on Form S-8 pursuant to a Power of Attorney executed by the above-named officers and Directors of the registrant and filed with the Securities and Exchange Commission on behalf of such officers and Directors.

By:	/s/ James E. Kline
James E. Kline, Esq., Attorney-in-fact

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description
3.1	Restated Certificate of Incorporation of Cooper Tire & Rubber Company, as amended following an amendment filed May 4, 2010 with the Secretary of State of Delaware (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (Commission No. 001-04329) filed on May 5, 2010)

3.2	Bylaws of Cooper Tire & Rubber Company, as amended May 4, 2010 (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 10-Q (Commission No. 001-04329) filed on May 5, 2010)

5.1*	Opinion of James E. Kline, Esq., Vice President, General Counsel and Secretary, of the Registrant as to the common stock being registered

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of James E. Kline, Esq. Vice President, General Counsel and Secretary, of the Registrant (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Filed herewith.